Exhibit 99.2

November 2, 2017

Cypress Announces Pricing of $130 Million Convertible Notes Offering

SAN JOSE, Calif.—(BUSINESS WIRE)— Cypress Semiconductor Corporation (“Cypress”) (NASDAQ: CY) today announced the pricing of $130.0 million aggregate principal amount of convertible senior notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Cypress also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $20.0 million aggregate principal amount of the notes, solely to cover over-allotments, if any.

The sale of the notes to the initial purchaser is expected to settle on November 6, 2017, subject to customary closing conditions.

The notes will be senior, unsecured obligations of Cypress. The notes will bear interest at a rate of 2.00% per year. Interest will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2018. The notes will mature on February 1, 2023, unless earlier repurchased or converted. The initial conversion rate for the notes is 46.7099 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $21.41 per share). Prior to the close of business on the business day immediately preceding November 1, 2022, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the note holders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of Cypress’ common stock or a combination thereof, at Cypress’ election. The last reported sale price of Cypress’ common stock on November 1, 2017 was $15.57 per share.

Cypress estimates that the net proceeds from the offering, after deducting estimated offering fees and expenses and assuming no exercise of the initial purchaser’s option to purchase additional notes, will be approximately $126 million. Concurrently with the offering of the notes, Cypress expects to enter into separate privately-negotiated exchange agreements with certain holders of the outstanding 2.00% Senior Exchangeable Notes due 2020 (the “2020 Notes”) issued by Spansion LLC, a wholly-owned subsidiary of Cypress, to exchange approximately $128.0 million in aggregate principal amount of 2020 Notes for cash for the aggregate principal amount of such exchanged 2020 Notes (plus accrued and unpaid interest thereon) and shares of Cypress’ common stock (“common stock”). In connection with such exchange agreements, Cypress expects to pay approximately $129.7 million in cash and estimates that Cypress will issue approximately 17.0 million shares of its common stock, which was already accounted for in its diluted share count. Cypress intends to use the net proceeds of this offering, together with cash on hand, to pay the cash consideration of such exchanges.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

View source version on businesswire.com: http://www.businesswire.com/news/home/20171102005555/en/

Cypress PR

Samer Bahou, 408-232-4552

samer.bahou@cypress.com

Source: Cypress Semiconductor Corporation

News Provided by Acquire Media